As filed with the Securities and Exchange Commission on November 21, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ONEOK, Inc.

(Exact Name of Each Registrant as Specified in Its Charter)

Oklahoma	100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000	73-1520922
(State or Other Jurisdiction of Incorporation or Organization)	(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)	(I.R.S. Employer Identification Number)

Curtis L. Dinan

Senior Vice President, Chief Financial Officer and Treasurer

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Douglas J. May

GableGotwals

100 West Fifth Street, Suite 1100

Tulsa, Oklahoma 74103

(918) 595-4800

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to be Registered(1)(4)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
ONEOK, Inc. common stock, par value $0.01 per share (3)	8,000,000	$27.41	$219,280,000.00	$8,617.70

(1)	This registration statement includes 8,000,000 shares of common stock (the “Common Stock”), $0.01 par value of ONEOK, Inc. for issuance under ONEOK, Inc.’s Direct Stock Purchase and Dividend Reinvestment Plan.
(2)	Pursuant to Rule 457(c) under the Securities Act, this estimate is based on the price of $27.41 per share of the registrant’s Common Stock, the average of the high and low sales price of the Common Stock on the New York Stock Exchange on November 19, 2008, which is a date within five business days prior to the date of filing of this Registration Statement.
(3)	Includes Series C preferred share purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the Common Stock. No separate consideration will be payable for the Series C preferred share purchase rights.
(4)	If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, then the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.

PROSPECTUS

8,000,000 SHARES

ONEOK, Inc.

Common Stock, $0.01 par value, offered in connection with our

DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

Our Direct Stock Purchase and Dividend Reinvestment Plan provides a convenient way for you to purchase shares of our common stock, $0.01 par value (“Common Stock”), without paying any processing fees or service charges. The plan promotes long-term ownership in our Common Stock by offering:

•	A simple way to increase your holdings in our Common Stock by automatically reinvesting your cash dividends;

•	The opportunity to purchase additional shares by making optional investments of at least $25 for any single investment, up to a maximum of $10,000 per month; and

•	A feature which allows you to deposit certificates representing our Common Stock into the plan for safekeeping.

You do not have to be a current shareholder to participate in the plan. You can purchase your first shares of our Common Stock by making an initial investment of not less than $250 and not more than $10,000. To the extent required by state securities laws in certain jurisdictions, shares of our Common Stock that are offered under the plan to persons who are not presently record holders of our Common Stock may be offered only through a registered broker/dealer.

Our Common Stock, par value $0.01 per share, is listed on the New York Stock Exchange under the symbol “OKE.”

Investing in these securities involves certain risks. Please read “Risk Factors” on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is November 21, 2008.

ABOUT THIS PROSPECTUS

You should rely only on the information provided in or incorporated by reference in this prospectus. Neither we nor the plan administrator, Computershare Trust Company, N.A. (“Computershare”), has authorized anyone else to provide you with different information. We are not making an offer of any securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any document incorporated by reference is accurate as of any date other than the date of the document in which such information is contained or such other date referred to in such document, regardless of the time of any sale or issuance of a security.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this shelf process, we may sell securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. You should read this prospectus together with additional information described under the headings “Where You Can Find More Information” and “Incorporation by Reference.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below in the section entitled “Where You Can Find More Information.”

Unless we otherwise indicate or unless the context requires, all references in this prospectus to:

•	“ONEOK,” “we,” “our,” “us,” or similar references mean ONEOK, Inc. and its subsidiaries, predecessors and acquired businesses; and

•	“Common Stock” mean our common stock, par value $0.01 per share.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933, as amended, or the Securities Act, that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy any materials we file with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can obtain information about the operations of the SEC Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports, is available free of charge through our website at http://www.oneok.com as soon as reasonably practicable after we electronically file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus is part of a registration statement we have filed with the SEC. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits. You may refer to the registration statement and the exhibits for more information about us and our securities. The registration statement and the exhibits are available at the SEC’s Public Reference Room or through its website.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the documents listed below and any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, other than any portions of the respective filings that were furnished, pursuant to Item 2.02 or Item 7.01 of Current Reports on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed, prior to the termination of the offering under this prospectus:

•	Annual Report on Form 10-K (File No. 1-13643) for the year ended December 31, 2007, filed on February 27, 2008;

•	Quarterly Reports on Form 10-Q (File No. 1-13643) for the periods ended March 31, 2008, June 30, 2008, and September 30, 2008, filed on May 2, 2008, August 6, 2008, and November 6, 2008, respectively;

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Current Reports on Form 8-K (File No. 1-1-13643) filed on January 22, 2008, March 12, 2008 (except for the information furnished pursuant to Item 7.01 and the furnished exhibit relating to that information), April 18, 2008, May 19, 2008 (includes both reports filed on this date), July 18, 2008, August 7, 2008, September 12, 2008, and October 20, 2008;

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the description of our Common Stock contained in our Form 8-A registration statement filed with the SEC on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

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the description of our preferred share purchase rights contained in our Form 8-A registration statement, as amended, filed with the SEC on February 6, 2003, including any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

ONEOK, Inc.

100 West Fifth Street

Tulsa, Oklahoma 74103

Attention: Corporate Secretary

Telephone: (918) 588-7000

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus or the accompanying prospectus supplement identified by words such as “anticipate,” “estimate,” “plan,” “expect,” “forecast,” “intend,” “believe,” “should,” “projection,” “goal,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on the forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Many of those factors that will determine these results are beyond our ability to control or predict. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

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the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, climate change initiatives, and authorized rates or recovery of gas and gas transportation costs;

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the impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and natural gas liquids (“NGLs”) from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;

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the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners, L.P.;

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the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (“FERC”);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas and NGLs;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas;

•	availability of additional storage capacity; and

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

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our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy, including increasing liquidity risks in U.S. credit markets;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

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risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state- and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007, and Part II, Item 1A, Risk Factors, in our Quarterly Report on Form 10-Q for the period ended September 30, 2008. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or changes in circumstances, expectations or otherwise.

ABOUT ONEOK

ONEOK, Inc., an Oklahoma corporation, was organized on May 16, 1997. On November 26, 1997, we acquired the natural gas business of Westar Energy, Inc. (Westar), formerly Western Resources, Inc., and merged with ONEOK Inc., a Delaware corporation organized in 1933. We are the successor to the company founded in 1906 known as Oklahoma Natural Gas Company.

We purchase, transport, store and distribute natural gas. We are the largest natural gas distributor in Oklahoma and Kansas and the third largest natural gas distributor in Texas, providing service as a regulated public utility to wholesale and retail customers. Our largest distribution markets are Oklahoma City and Tulsa, Oklahoma; Kansas City, Wichita, and Topeka, Kansas; and Austin and El Paso, Texas. Our energy services operation is engaged in wholesale and retail natural gas and trading activities and provides services to customers in many states and Canada. We are the sole general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), a publicly traded limited partnership. ONEOK Partners gathers, processes, stores and transports natural gas in the United States and owns natural gas liquids systems that connect much of the natural gas and NGL supply in the Mid-Continent and Gulf Coast regions with key market centers in Conway, Kansas, Mont Belvieu, Texas, and Chicago, Illinois.

RISK FACTORS

Before you invest in our securities, you should carefully consider those risk factors included in our most recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to pay dividends to our shareholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

SUMMARY OF THE DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

The following summary description of our Direct Stock Purchase and Dividend Reinvestment Plan is qualified by reference to the full text of the plan (as amended) contained in this prospectus. Terms used in this summary have the meanings given to them in the plan.

The plan amends and restates in its entirety our prior Direct Stock Purchase and Dividend Reinvestment Plan. Current participants will automatically continue to participate in the amended plan, as set forth in “Information about the Plan.”

Purpose of Plan

The purpose of the plan is to provide a cost-free and convenient way for our shareholders to invest all or a portion of their cash dividends in additional shares of our Common Stock. The plan also provides us with a means of raising additional capital through the direct sale of our Common Stock.

Eligibility and Enrollment

If you currently own shares of our Common Stock, you can participate in the plan by submitting a completed enrollment form. You may participate directly in the plan only if you hold our Common Stock in your own name. If you hold shares through a brokerage or other account, you may participate directly in the plan by having your shares transferred into your own name or you may arrange to have your broker or other custodian participate on your behalf.

If you do not own any shares of our Common Stock, you can participate in the plan by making an initial optional cash investment in our Common Stock of at least $250 by check, one time online investment or by automatic deduction from your account at a U.S. bank or financial institution.

ONEOK reserves the right to exclude from participation in the plan persons who utilize the plan to engage in short-term trading activities that cause aberrations in the price or trading volume of ONEOK Common Stock.

Shareholders who reside in jurisdictions in which it is unlawful for ONEOK to permit their participation are not eligible to participate in the plan.

Reinvestment of Dividends

If you are currently a shareholder, you can reinvest your cash dividends on some or all of your Common Stock in additional shares of our Common Stock without having to pay processing fees or service fees.

Optional Cash Investments up to $10,000

If you are currently a shareholder, you can buy additional shares of our Common Stock without having to pay processing fees or service fees. Current shareholders can invest a minimum of $25 and a maximum of $10,000 in any month. Purchases may be made by check, one time online investment or by automatic monthly deductions from your account at a U.S. bank or financial institution.

New investors can buy their first shares directly through the plan. The minimum initial cash investment is $250 by check or one time online investment, or $25 using the automatic investment feature for at least ten consecutive investments. Initial cash investments cannot exceed $10,000 unless we have granted your request for waiver.

Optional Cash Investments in Excess of $10,000—Request for Waiver

Optional cash investments by current shareholders and initial optional cash investments by new investors in excess of $10,000 may be made pursuant to a request for waiver which has been granted by ONEOK.

Purchase Date

When Computershare (our plan administrator) purchases shares of Common Stock on behalf of a participant, those purchases are deemed to have been made on the “Purchase Date.” If Computershare is buying shares of Common Stock directly from us with dividends being reinvested, the Purchase Date will occur on the dividend payment date (or if such date is not a trading day, then the first trading day immediately preceding that date). If Computershare is buying Common Stock directly from us with optional cash investments of up to $10,000, then a Purchase Date will occur at least once every five business days for all such purchases requested by all participants since two business days before the preceding Purchase Date. If Computershare is buying shares of Common Stock directly from us with optional cash investments in excess of $10,000 pursuant to an approved request for waiver, then Computershare will purchase the Common Stock once each month over a ten-day pricing period, with each day in the pricing period being considered a Purchase Date, as more fully discussed below.

If Computershare purchases shares of Common Stock in the open market or in privately negotiated transactions, whether with dividends being reinvested or with optional cash payments, Computershare will purchase those shares as soon as is practical beginning on the day that would be deemed the Purchase Date if the Common Stock were purchased from us.

Source of Shares

Computershare will purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Purchase Price

If Computershare purchases shares of Common Stock directly from us with reinvested dividends or optional cash investments of up to $10,000, Computershare will pay a price equal to 100% (subject to change as provided below) of the average of the high and low sales prices for a share of our Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed up to six decimal places.

If Computershare purchases shares of Common Stock directly from us with optional cash investments of greater than $10,000 pursuant to an approved request for waiver, Computershare will purchase the Common Stock pro rata over a ten-day pricing period, with each day in the pricing period being a Purchase Date. The ten-day pricing period is the ten consecutive trading days ending on either the dividend payment date during any month in which we pay a cash dividend or the 15th day of any month in which we do not pay a cash dividend (or if either date is not a trading day, then the first trading day immediately preceding such date). On each of the ten Purchase Dates, Computershare will pay a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices for a share of our Common Stock reported by the New York Stock Exchange computed up to six decimal places. Purchases by Computershare during the pricing period may be subject to a minimum price, as more fully described below.

The price Computershare will pay us for shares of Common Stock in the case of dividend reinvestments, optional cash investments up to $10,000 and optional cash investments in excess of $10,000 pursuant to an approved request for waiver may be discounted by up to 5% at our sole discretion. As of the date of this prospectus, there is no discount for purchases.

If Computershare purchases shares of Common Stock in the open market or in privately negotiated transactions, then the purchase price to participants will be equal to the weighted average purchase price paid by Computershare for those shares, computed up to six decimal places. The date on which Computershare purchases those shares shall be the Purchase Date.

Number of Shares Offered

This prospectus covers eight million (8,000,000) shares of our Common Stock (including shares previously registered but unissued under the Company’s prior Direct Stock Purchase and Dividend Reinvestment Plan). Because we expect to continue the plan indefinitely, we expect to authorize and register additional shares from time to time as necessary for purposes of the plan.

Advantages of the Plan

•	Both current shareholders and new investors can participate in the plan.

•	The plan provides participants with the opportunity to reinvest cash dividends in additional shares of our Common Stock without having to pay processing fees or service fees.

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The plan provides participants with the opportunity to make optional cash investments, subject to minimum and maximum amounts, for the purchase of shares of our Common Stock without having to pay any processing fees or service fees.

•	Optional cash investments of up to $10,000 may be made by check, by one-time online investment or by automatic deductions from the participant’s account at a U.S. bank or financial institution.

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From time to time, at our sole discretion, the plan may provide up to a 5% discount on shares of Common Stock purchased from us through reinvested dividends, optional cash investments up to $10,000 or optional cash investments in excess of $10,000 pursuant to an approved request for waiver.

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Cash dividends paid on shares enrolled in the plan can be fully invested in additional shares of our Common Stock because the plan permits fractional shares to be credited to participants’ accounts. Dividends on fractional shares, as well as on whole shares, may also be reinvested in additional shares which will be credited to participants’ accounts.

•	For safekeeping purposes, a participant can convert Common Stock certificates into book-entry shares that will be credited to his or her account.

•	At the request of participants and at no charge, Computershare will send certificates to participants for whole shares credited to their accounts.

•	At any time, a participant may request the sale of all or part of the shares credited to his or her account.

•	Periodic statements reflecting all current activity, including purchases or sales of shares and the most recent account balance, should simplify participants’ record keeping.

Some Disadvantages of the Plan

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No interest will be paid on dividends or optional cash investments held pending reinvestment or investment. In addition, optional cash investments of less than $25 and that portion of any optional cash investment that exceeds the maximum purchase limit of $10,000, unless that limit has been waived, are subject to return to the participant without interest.

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With respect to optional cash investments in excess of $10,000 pursuant to an approved request for waiver, the actual number of shares to be purchased will not be determined until after the end of the relevant pricing period. Therefore, during the pricing period, participants will not know the actual price per share or number of shares they have purchased.

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Because optional cash investments are not necessarily invested by Computershare immediately on receipt, those payments may be exposed to changes in market conditions for a longer period of time than in the case of typical secondary market transactions.

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Sales of shares of Common Stock credited to a participant’s account will involve a nominal fee per transaction to be deducted from the proceeds of the sale by Computershare (if the sale is made by Computershare at the request of a participant), plus any processing fees and any applicable Common Stock transfer taxes on the sales.

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Shares of Common Stock credited to the participant’s account cannot be pledged unless and until the participant requests the issuance of a stock certificate for these shares, and such a stock certificate is issued.

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We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We reserve the right to modify, suspend or terminate participation in the plan by otherwise eligible persons in order to eliminate practices which we deem inconsistent with the purposes of the plan.

Our principal executive offices are located at 100 West Fifth Street, Tulsa, Oklahoma 74103 and our telephone number is (918) 588-7900.

Please read this prospectus carefully and keep it and all account statements for future reference.

If you have any questions about the plan, please call Computershare toll-free at 1-866-235-0232. Customer service representatives are available between the hours of 8:00 a.m. and 5:00 p.m., Central time, on each business day.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or the information we have previously filed with the Securities and Exchange Commission that is incorporated by reference herein is accurate as of any date other than its respective date.

The shares of Common Stock being offered under this prospectus are not insured or protected by any governmental agency and involve investment risk, including the possible loss of all funds invested. The payment of dividends by us is discretionary and dividend payments may increase, decrease or be eliminated altogether at the discretion of our Board of Directors.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved the securities to be issued under this prospectus or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will bear the costs relating to the registration of the Common Stock being offered by this prospectus, estimated to be approximately $80,518.

INFORMATION ABOUT THE PLAN

The following questions and answers explain and constitute the governing document for ONEOK’s Direct Stock Purchase and Dividend Reinvestment Plan.

The plan amends and restates in its entirety our prior Direct Stock Purchase and Dividend Reinvestment Plan. Current participants will automatically continue to participate in the amended plan as set forth below.

The provisions of the plan, in effect as of the date of this prospectus, are set forth below. Shareholders who do not elect to participate in the plan will receive cash dividends, as declared and paid in the usual manner.

1. What is the purpose of the plan?

The purpose of the plan is to provide our shareholders and other investors with a convenient and low-cost method of purchasing shares of our Common Stock and reinvesting all or a portion of their cash dividends in additional shares of our Common Stock. The plan allows current shareholders and interested new investors the opportunity to invest cash dividends and optional cash investments in additional shares of our Common Stock without payment of any processing fee or service fee. To the extent additional shares are purchased directly from us, the plan also provides us a means of raising additional capital through the direct sale of Common Stock. The plan is primarily intended for the benefit of long-term investors, and not for the benefit of individuals or institutions who engage in short-term trading activities that could cause aberrations in the price or trading volume of our Common Stock. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes.

2. Who will administer the plan?

The plan will be administered by Computershare Trust Company, N.A. Computershare acts as agent for participants, processes the purchasing of Common Stock acquired under the plan, keeps records of the accounts of participants, sends regular reports of account activity to participants and performs other duties relating to the plan. Shares purchased for each participant under the plan will be credited in electronic registration form (also known as book-entry form) to that participant’s account maintained by Computershare, unless and until a participant requests the issuance of a stock certificate for all or part of the shares or requests the sale of all or part of the shares. Computershare also serves as dividend disbursement agent, transfer agent and registrar for our Common Stock. Computershare reserves the right to resign at any time upon reasonable notice to us.

3. How do I correspond with Computershare?

All correspondence and inquiries concerning the plan should be directed to:

ONEOK, Inc. Direct Stock Purchase and

Dividend Reinvestment Plan

c/o Computershare Trust Company, N.A.

Attn: ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan

For standard U.S. postal mail:	P.O. Box 43078
Providence, RI 02940-3078

For overnight/express deliveries:	ATTN: Priority Processing
250 Royall Street
Canton, MA 02021

Be sure to include a reference to ONEOK, Inc. in your correspondence.

To contact Computershare by telephone:

Shareholder customer service, including sale of shares:

1-866-235-0232 (toll free)

Customer service representatives are available from 8:00 a.m. to 5:00 p.m., U.S. Central time, each business day.

New investors requesting plan material:

1-866-235-0232 (toll free)

You can also obtain information about your account via the Internet on Computershare’s website, www.computershare.com/investor. At the web site, you can access your share balance and other information about your account.

4. Who is eligible?

All interested persons and entities, whether or not current holders of record of our Common Stock, may participate in the plan.

A shareholder whose shares of Common Stock are registered in his or her name may participate in the plan directly. A beneficial owner (a shareholder whose shares of Common Stock are registered in a name other than his or her name, for example, in the name of a broker, bank or other nominee) may participate in the plan directly upon becoming a registered holder by having the shares transferred into his or her name. Alternatively, a beneficial owner may participate in the plan by making arrangements with his or her broker, bank or other nominee to participate in the plan on his or her behalf.

In addition, a new investor may participate in the plan by making an initial optional cash investment in our Common Stock of not less than $250 or more than $10,000 (unless we have granted the investor a waiver, in which case the initial investment may exceed $10,000).

The right to participate in the plan is not transferable to another person apart from a transfer of the underlying shares of our Common Stock. We reserve the right to exclude from participation in the plan persons who use the plan to engage in short-term trading activities that we deem to cause aberrations in the price or trading volume of our Common Stock. We also reserve the right to exclude initial cash investments for any reason, including failure to comply with securities laws.

In order to participate, you must fulfill conditions of participation described below in the answer to Question 5 regarding enrollment procedures; and if you are a citizen or resident of a country other than the United States, its territories and possessions, your participation must not violate local laws applicable to you, us or the plan. Participants residing in jurisdictions in which their participation in the plan would be unlawful will not be eligible to participate in the plan. If you are a citizen or resident of a country other than the United States, before enrolling in the plan you should consult your own tax advisor regarding the tax consequences to you of participation in the plan under the tax laws of the country in which you reside.

5. What are the enrollment procedures?

New investors may enroll in the plan by submitting a completed initial enrollment form to Computershare together with a minimum initial investment of $250 by check. Alternatively, a new investor may make an initial investment by authorizing automatic deductions from his or her account at a U.S. bank or financial institution of at least $25 per investment for a minimum of ten consecutive investments.

New investors may also enroll online at www.computershare.com/investor by following the instructions provided for opening a ONEOK account. New investors will be asked to complete an online enrollment form and to submit an initial investment. Initial investments can be made by authorizing a one-time deduction from a U.S. bank account for at least $250 and up to a maximum of $10,000, or establishing an automatic monthly deduction from a U.S. bank account for a minimum of $25 per investment for a minimum of ten consecutive investments.

Registered shareholders (i.e., holders of record) may enroll in the plan online at www.computershare.com/investor or by submitting a completed enrollment authorization form to Computershare.

If you are a beneficial owner of shares of Common Stock registered in the name of a financial intermediary (for example, a bank, broker or other nominee), you may participate in the plan directly after you have instructed your financial intermediary to re-register your shares in your name and those shares have been re-registered. Any costs associated with that registration will be borne by you. You may then enroll in the plan as a registered shareholder, without having to make an initial investment. Alternatively, you may make arrangements for your financial intermediary to participate in the plan on your behalf.

Both the initial investment form and the enrollment authorization form, copies of which are available upon request from Computershare, appoint Computershare as the participant’s agent for purposes of the plan and direct Computershare to purchase additional shares of our Common Stock with the cash dividends on the number of shares of Common Stock specified by the participant on the applicable form. The initial investment form and the enrollment authorization form also direct Computershare to purchase additional shares of our Common Stock with any optional cash investments that the participant may elect to make.

Computershare will process initial investment and enrollment authorization forms as promptly as practicable. Participation in the plan will begin after the properly completed forms and any required payments have been accepted by Computershare.

6. What options for reinvesting dividends does the enrollment form provide?

We typically pay cash dividends on our Common Stock on the 45th day after the end of a calendar quarter (or if that date is not a trading day, then the first trading day immediately preceding that date). The payment of dividends in the future and the amount of dividend payments, if any, will depend upon our financial condition and other factors as the Board of Directors deems relevant. Dividends are paid as and when declared by our Board of Directors. There can be no assurance as to the declaration or payment of a dividend, and nothing contained in the plan obligates us to declare or pay any dividend on our Common Stock. The plan does not represent a guarantee of future dividends.

You may select from the following dividend reinvestment options:

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Full Dividend Reinvestment: You may elect to reinvest all of your cash dividends by designating this election on your enrollment form. Dividends paid on all shares registered in your name in share certificate form and/or credited to your account will be reinvested under the plan in additional shares of Common Stock. Dividends paid on shares credited to your account will be included in information provided both to you and the Internal Revenue Service.

•

Partial Dividends Paid in Cash: You may elect to receive part of your dividends in cash by designating this election on your enrollment form. If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends. Dividends paid on all other shares registered in your name in share certificate form and/or credited to your account will be reinvested under the plan in additional common shares of Common Stock.

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All Dividends Paid in Cash (No Dividend Reinvestment): You may elect to receive all of your dividends in cash by designating this election on your enrollment form. Dividends paid on all shares registered in your name in certificate form and/or credited to your account will be paid in cash. Dividends paid in cash will be sent to you by check in the usual manner or by direct deposit, if you have elected the direct deposit option described below under Question 9 “Can I have my dividends directly deposited?”

For each method of dividend reinvestment, dividends will be reinvested in the manner specified above until the participant specifies otherwise, or until the plan is terminated.

7. Can I change my dividend reinvestment option?

Yes. You may change your dividend option online at www.computershare.com/investor, by calling or writing to Computershare or by submitting a new election on an enrollment authorization form to Computershare. To be effective for a specific dividend, any change must be received by Computershare at least one business day before the record date for that dividend. The record date is usually the last business day of the month preceding the month in which a dividend is paid.

8. Can I discontinue dividend reinvestment?

Yes. You may discontinue reinvestment of cash dividends at any time online at www.computershare.com/investor or by giving telephone or written instructions to Computershare. If Computershare receives the request to discontinue dividend reinvestment near a record date for a dividend, Computershare may either pay the dividend in cash or reinvest it under the plan on the next Purchase Date to purchase Common Stock on your behalf. If reinvested, Computershare will sell the shares purchased and send the proceeds to you less any service fee, applicable processing fee and any other costs of sale. All per share processing fees include the applicable brokerage commissions Computershare is required to pay. After processing your request to discontinue dividend reinvestment, any shares credited to your account under the plan will continue to be held in book-entry form. Dividends on any shares held in book-entry form, and on any shares held in stock certificate form, will be paid in cash by check or by direct deposit to a pre-designated account at a U.S. bank or financial institution of your choice.

9. Can I have my dividends directly deposited?

Yes. Through the plan’s direct deposit feature, instead of receiving dividend checks, you may elect to have your cash dividends paid by electronic funds transfer to your pre-designated checking or savings account at a U.S. bank or financial institution on the dividend payment date. To receive dividends by direct deposit, you must complete, sign and return to Computershare a direct deposit authorization form. You may obtain a direct deposit authorization form by calling Computershare at 1-866-235-0232. Alternatively you may authorize direct deposit online at www.computershare.com/investor.

Direct deposit authorization forms will be processed and will become effective as promptly as practicable after receipt by Computershare. You may change your designated bank account for automatic direct deposit or discontinue this feature at any time online or by submitting to Computershare a new direct deposit authorization form or by written instruction to Computershare.

10. How can I make a cash investment?

By Check

You may make initial cash investments and additional optional cash investments by personal check payable in U.S. dollars to Computershare - ONEOK, Inc. Initial investments by new investors must be at least $250. Additional optional cash investments by plan participants must be at least $25. To be effective for a particular Purchase Date, Computershare must receive your optional cash investment at least (a) two business days before that Purchase Date for investments up to $10,000 or (b) one business day before the commencement of the pricing period for investments in excess of $10,000. Current plan participants should mail their optional cash investments to Computershare with the transaction form attached to each statement of account sent to them by Computershare.

By One-Time Online Bank Debit

You may make initial cash investments and additional optional cash investments online at Computershare’s website, www.computershare.com/investor. In order to purchase shares online, you must authorize the withdrawal of funds from your bank account.

By Recurring Automatic Debits from a U.S. Bank Account

You may make automatic optional cash investments by electronic funds transfer from a pre-designated account at a U.S. bank or financial institution. Automatic investments must be for a specified amount, not less than $25 and not greater than $10,000 per investment.

A new investor may make an initial investment by authorizing automatic deductions of at least $25 for a minimum of ten consecutive investments.

If automatic deductions are used for optional cash investments, you must either (i) complete and sign the authorization form for automatic deductions and return it to Computershare, with either a voided blank check or a deposit form for the bank account from which funds are to be drawn or (ii) enroll online at www.computershare.com/investor. The automatic deduction forms will be processed and will become effective as promptly as practicable; however, you should allow four to six weeks for the first investment to be initiated using this automatic investment feature.

Once automatic deductions begin, funds will be withdrawn from your bank account on either the 1st day or the 15th day of each month, or both (at your option), or on the next business day if either of those days is not a business day. Funds normally will be invested within five business days.

Automatic deductions will continue indefinitely until you notify Computershare by telephone, online or in writing that the automatic deductions are to be changed or stopped.

You must complete a new authorization form for automatic deductions when you transfer ownership of shares or otherwise establish a new account on Computershare’s records, or close or change your designated bank account or are assigned a new account number by your bank.

To be effective for a particular Purchase Date, Computershare must receive your new instructions at least seven business days before the date you designate for withdrawal.

In the event that your check for a cash investment is returned unpaid for any reason, or an authorized electronic funds transfer cannot be effected, Computershare will consider the request for investment of such funds null and void. Computershare shall immediately remove from your account those shares, if any, purchased upon the prior credit of such funds. Computershare shall thereupon be entitled to sell shares to satisfy any uncollected amount plus any applicable fees. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, Computershare shall be entitled to sell such additional shares from your account as may be necessary to satisfy the uncollected balance.

Other forms of Payment

Optional cash investments in excess of $10,000 pursuant to a request for waiver that we approve may be made only by wire transfer. Wire transfers made pursuant to a request for waiver must be received by Computershare by 12:00 p.m., Central time, on the business day before the first day of the relevant pricing period (as described below).

11. How do I make optional cash investments up to $10,000?

If you are a current shareholder, you may make optional cash investments by personal check or one-time online investment, or automatic deduction from your account at a U.S. bank or financial institution in the minimum amount of $25, up to a maximum amount of $10,000 per investment.

If you are a new investor, the minimum initial investment is $250 by personal check or one-time online investment, or $25 by automatic deduction a U.S. bank with a minimum of ten consecutive investments.

Except when accompanied by an approved Request for Waiver Form (as described below in Question 12), the aggregate of your optional cash investments cannot exceed $10,000 per month. Optional cash investments up to $10,000 per month must be received by Computershare two business days prior to a Purchase Date in order to be invested on that Purchase Date. Cash received after that date will be held by Computershare for purchases to be made on the next Purchase Date.

No interest will be paid on payments received and held pending investment by Computershare.

We may adjust all minimum and maximum plan investment amounts at our discretion from time to time after notification to all participants. Amounts representing uninvested optional cash payments will be returned to you promptly following your telephone or written request received by Computershare not less than two business days before a Purchase Date.

Participants should be aware that because investments under the plan are made as of specified dates, one may lose any advantage that otherwise might be available from being able to select the timing of an investment. Neither we nor Computershare can assure a profit or protect against a loss on shares of Common Stock purchased under the plan.

12. Can I make an optional cash investment in excess of $10,000?

If you wish to make an optional cash investment in excess of $10,000, you must obtain our prior written approval. To obtain our approval, you must submit a request for waiver. A form of request for waiver can be obtained from our Chief Financial Officer at (918) 588-7917. A completed Request For Waiver Form should be sent to our Chief Financial Officer via facsimile at (918) 588-7971 no later than three business days prior to the commencement of the Pricing Period, as defined in question 13 below, for the applicable Purchase Date. If we have approved your request for waiver, then you must send Computershare a copy of our written waiver approval along with your optional cash investment greater than $10,000. Computershare must receive your optional cash investment in good funds along with an approved Request For Waiver Form not later than the trading day immediately preceding the commencement of the Pricing Period, otherwise the cash will not be invested until the next Payment Date.

We have the sole discretion to approve or reject any request to make an optional cash investment in excess of the $10,000 maximum allowable amount. We may grant those requests for waiver in order of receipt or by any other method that we determine to be appropriate. We also may determine the amount that you may invest pursuant to a waiver. In deciding whether to approve your request for waiver, we may consider, among other things, the following factors:

•	whether, at the time of such request, Computershare is acquiring shares of Common Stock for the plan directly from us or in the open market or in privately negotiated transactions with third parties;

•	our need for additional funds;

•	our desire to obtain additional funds through the sale of Common Stock as compared to other sources of funds;

•	the purchase price likely to apply to any sale of Common Stock;

•	the extent and nature of your prior participation in the plan;

•	the number of shares of Common Stock you hold of record; and

•	the total amount of optional cash investments in excess of $10,000 for which requests for waiver have been submitted.

If you do not receive a response from us in connection with your request for waiver by the commencement of the Pricing Period, you should assume that we have denied your request.

13. What is a Purchase Date and when do Purchase Dates occur?

The “Purchase Date” is the date or dates on which shares of our Common Stock are deemed to have been purchased with reinvested dividends or optional cash payments and which are used to calculate the Purchase Price of the purchased shares. The Purchase Date under the plan depends on whether you purchase the shares with reinvested dividends or optional cash payments and whether we issue new shares to you or Computershare obtains your shares by purchasing them from parties other than us.

•

Reinvested Dividends: If shares acquired with reinvested dividends are acquired directly from us, the Purchase Date is the dividend payment date (or if that date is not a trading day, then the first trading day immediately preceding that date). If shares acquired with reinvested dividends are acquired from parties other than us either in open market or privately negotiated purchases, the Purchase Date will be the date or dates on which those purchases occur, which will commence on the applicable dividend payment date and will be completed no later than thirty days following the dividend payment date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. The record date associated with a particular dividend is referred to in this plan as a “dividend record date.”

•

Optional Cash Investments up to $10,000: If shares will be purchased directly from us with optional cash investments up to $10,000, a Purchase Date will occur at least once every five business days for all such purchases requested by all participants since two business days before the preceding Purchase Date. If Computershare acquires shares from parties other than us either in open market or privately negotiated purchases, such purchases will begin on the day that would be deemed the Purchase Date if the shares were acquired directly from us and will be completed no later than thirty-five days following such date, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations. Optional cash investments up to $10,000 must be received by Computershare two business days prior to a Purchase Date in order to be invested on that Purchase Date. Otherwise the cash will not be invested until the next Purchase Date.

•

Optional Cash Investments in Excess of $10,000: If shares of Common Stock will be purchased directly from us with an optional cash investment in excess of $10,000 pursuant to an approved request for waiver, then there will be ten (10) Purchase Dates, each of which will occur on a separate day on which the New York Stock Exchange is open for business in a Pricing Period (as defined in the next paragraph), with one-tenth (1/10 or 10%) of your optional cash investment being invested on each Purchase Date, subject to the qualifications set forth under “Minimum Waiver Price” in the answer to question 15 below. Computershare must receive your optional cash investment in good funds along with an approved Request For Waiver Form not later than the trading day immediately preceding the commencement of the Pricing Period. Otherwise, the cash will not be invested until the next Pricing Period.

•

The “Pricing Period” is the period encompassing the ten consecutive trading days ending on either (1) the dividend payment date during any month in which we pay a cash dividend or (2) the 15th day of any month in which we do not pay a cash dividend (or if either date is not a trading day, then the first trading day immediately preceding such date).

14. What is the source of ONEOK Common Stock purchased through the plan?

Computershare will, at our discretion, purchase shares of Common Stock sold to participants either directly from us as newly issued shares of Common Stock or treasury shares, or from parties other than us either in the open market or in privately negotiated transactions or through a combination of the above.

Full and fractional shares acquired under the plan will be calculated and credited to participants’ accounts. The number of shares purchased will be the total amount invested divided by the applicable purchase price per share as described below.

15. What is the Purchase Price for shares purchased through the plan?

The purchase price under the plan depends in part on whether the shares are purchased from us or from parties other than us. The purchase price also depends on whether we are offering discounts on purchases under the plan at that time.

Reinvested Dividends

If shares of Common Stock are purchased directly from us with reinvested dividends, the Purchase Price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed up to six decimal places. The Purchase Price may be reduced by up to 5% if we are offering a discount on purchases with reinvested dividends on the applicable Purchase Date.

If the shares of Common Stock are purchased in the open market or in privately negotiated transactions, then the Purchase Price to you will equal the weighted average purchase price paid for those shares, computed up to six decimal places. Discounts will not be available when shares are purchased from persons other than us.

Optional Cash Investments up to $10,000

If shares of Common Stock purchased with optional cash payments up to $10,000 are purchased directly from us the Purchase Price to you will equal 100% (subject to change as provided below) of the average of the high and low sales prices for a share of Common Stock reported by the New York Stock Exchange on the applicable Purchase Date, or, if no trading occurs in shares of Common Stock on the applicable Purchase Date, the first trading day immediately preceding the Purchase Date for which trades are reported, computed up to six decimal places. The Purchase Price may be reduced by up to 5% if we are offering a discount on purchases with optional cash investments up to $10,000 on the applicable Purchase Date.

If Computershare purchases shares of Common Stock in the open market or in privately negotiated transactions, then the Purchase Price will be a price equal to the weighted average purchase price paid by Computershare for those shares, computed up to six decimal places. Discounts are not available when shares are purchased from persons other than us.

Optional Cash Investments in Excess of $10,000

Shares purchased with optional cash payments in excess of $10,000 pursuant to a granted waiver will be purchased directly from us. The Purchase Price will be a price equal to 100% (subject to change as provided below) of the average of the daily high and low sales prices of our Common Stock reported by the New York Stock Exchange for the trading day relating to each of the ten Purchase Dates during the ten-day Pricing Period (computed up to six decimal places), with one-tenth (1/10 or 10%) of such optional cash investment being invested on each Purchase Date. The Purchase Price may be reduced by any discount that we have provided for optional cash investments in excess of $10,000 on that Purchase Date.

We may set a minimum purchase price per share (the “Minimum Waiver Price”) for optional cash investments in excess of $10,000 made pursuant to a granted waiver for any Pricing Period. We will determine whether to set a Minimum Waiver Price, and, if so, its amount, at least two business days before the first day of the Pricing Period. We will notify Computershare of the Minimum Waiver Price, if any. In deciding whether to set a Minimum Waiver Price, we will consider current market conditions, the level of participation in the plan and our current and projected capital needs, among other things.

We will fix the Minimum Waiver Price for a Pricing Period as a dollar amount that the average of the high and low sale prices reported by the New York Stock Exchange for each trading day of that Pricing Period (not adjusted for discounts, if any) must equal or exceed. We will exclude from the Pricing Period and from the determination of the purchase price any trading day within the Pricing Period that does not meet the Minimum Waiver Price. We also will exclude from the Pricing Period and from the determination of the purchase price any day in which no trades of Common Stock are made on the New York Stock Exchange. Thus, for example, if the Minimum Waiver Price is not met or no sales of our Common Stock are reported for two of the ten trading days in a Pricing Period, then we will base the purchase price upon the remaining eight trading days in which the Minimum Waiver Price was met.

In addition, we will return a portion of each optional cash investment in excess of $10,000 for each trading day of a Pricing Period for which the Minimum Waiver Price is not met or for each day in which no trades of Common Stock are reported on the New York Stock Exchange. The returned amount will equal one-tenth (1/10 or 10%) of the total amount of that optional cash investment (not just the amount exceeding $10,000) for each trading day that the Minimum Waiver Price is not met or for each trading day in which sales are not reported. Thus, for example, if the Minimum Waiver Price is not met or no sales of our Common Stock are reported for two of the ten trading days in a Pricing Period, then we will return two-tenths (2/10 or 20%) of the optional cash investment to you without interest after conclusion of the Pricing Period.

The establishment of the Minimum Waiver Price and the possible return of a portion of the investment applies only to optional cash investments in excess of $10,000 made pursuant to a granted waiver. Setting a Minimum Waiver Price for a Pricing Period will not affect the setting of a Minimum Waiver Price for any other Pricing Period. We may waive our right to set a Minimum Waiver Price for any particular month. Neither we nor Computershare is required to give you notice of the Minimum Waiver Price for any Pricing Period.

Discount

A discount of up to 5% may be offered, in the Company’s sole discretion, with respect to a particular Purchase Date to participants on purchases of our Common Stock directly from us through dividend reinvestment, optional cash investments up to $10,000, and optional cash investments in excess of $10,000. Information regarding any such offer of a discount may be obtained by contacting the Company or by visiting our website at www.oneok.com. We will announce the discount rate, if any, by the third business day before the Purchase Date with respect to dividend reinvestments and optional cash investments up to $10,000. The discount rate, if any, on optional cash purchases in excess of $10,000 will be announced at least two business days before the first day of the Pricing Period. As of the date of this prospectus, there is no discount for purchases.

16. May I add my certificate shares of ONEOK, Inc. Common Stock to my plan account for safekeeping?

Yes. You may use the plan’s “share safekeeping” service to deposit any Common Stock certificates in your possession with Computershare. Shares deposited will be recorded in book-entry form and credited to your account. By using the plan’s share safekeeping service, you no longer bear the risks associated with loss, theft or destruction of stock certificates.

Computershare will promptly send you a statement confirming each certificate deposit. Shares deposited and credited to your account with Computershare may be transferred or sold in a convenient and efficient manner. See the answer to Question 18 regarding certificates for shares and the answer to Question 19 regarding sale of shares below.

17. How do I send my certificates to Computershare for safekeeping?

Stock certificates sent to Computershare for safekeeping should not be endorsed. You should send certificates to the address listed above (in question 3) by registered mail, return receipt requested, and properly insured. You should insure the certificate(s) because you bear the risk of loss in transit.

18. Can I have a certificate issued for shares credited to my account?

Yes. Common Stock purchased under the plan, and any certificated shares you may deposit for safekeeping, will be recorded in electronic registration form (book-entry) and credited to your account. Computershare will report the number of shares (including fractional shares) credited to your account as promptly as practicable after each purchase. You may obtain a certificate for all or any portion of the whole shares credited to your account at any time by an online, telephone or written request to Computershare. Any remaining whole or fractional shares will continue to be credited to your account. If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares and a cash payment will be made for any remaining fractional share. That cash payment will be based upon the then-current market price of the Common Stock, less any service fee, any applicable processing fee and any other costs of sale. Withdrawal of shares in the form of a certificate in no way affects dividend reinvestment or payment of cash dividends on those shares.

19. How do I sell shares credited to my account?

You may direct Computershare to sell some or all of the shares of credited to your account by contacting Computershare. You have two choices when making a sale, depending on how you submit your sale request, as follows:

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Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at

1-866-235-0232. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. The price shall be the market price of the sale obtained by Computershare’s broker, less a service fee of $25 and any applicable processing fees, which are $0.05 per share on the date of this prospectus, but which may change at any time without notice to you.

•

Batch Order: A batch order is an accumulation of all sale requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by Computershare will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. Batch order sales are available at www.computershare.com/investor through Investor Centre or by calling Computershare directly at 1-866-235-0232. All sales requests received in writing will be submitted as batch order sales. Computershare will cause your shares to be sold on the open market within five business days of receipt of your request. To maximize cost savings for batch order sale requests, Computershare will seek to sell shares in round lot transactions. For this purpose Computershare may combine each selling plan participant’s shares with those of other selling plan participants. In every case of a batch order sale, the price to each selling plan, participant shall be the weighted average sale price obtained by Computershare’s broker for each aggregate order placed by Computershare and executed by the broker, less a service fee of $15 and any applicable processing fees, which are $0.05 per share on the date of this prospectus, but which may change at any time, without notice to you.

Proceeds are normally paid by check mailed within two business days after your sale transaction has settled.

Computershare reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the plan are sold, and no one, other than Computershare, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our Common Stock may rise or fall during the period between a request for sale, its receipt by Computershare and the ultimate sale on the open market. Instructions sent to Computershare to sell shares are binding and may not be rescinded. If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

20. Can I transfer shares that are credited to my account?

Yes. You may transfer the ownership of all or part of the shares credited to your account to an account for another person without requiring the issuance of stock certificates. This could include a gift or private sale. Transfers of less than all of the shares credited to your account must be made in whole share amounts. No fractional share may be transferred unless your entire account balance is transferred. Requests for these transfers must meet the same requirements as are applicable to the transfer of Common Stock certificates, including the requirement of a Medallion Signature Guarantee. Simply call Computershare to obtain the proper instructions, requirements and documents necessary to complete your transfer. Transfer instructions may also be obtained online at www.computershare.com/investor. Shares that are transferred will be credited in book-entry form to the transferee’s account. An account will be opened in the name of the transferee if the transferee is not already a registered shareholder, and the transferee’s account will be enrolled in the plan under the same dividend reinvestment option as the transferor unless the transferor specifies differently. After the transfer has been made, the transferee may change the dividend reinvestment option as described in Question 7 above. After the transfer, the transferee will receive an account statement showing the number of shares transferred to and held in the transferee’s account.

21. Can I establish an IRA account through the plan?

Yes. A participant may establish an IRA which invests in ONEOK Common Stock through the plan. You can also roll over an existing IRA into your Computershare IRA Plan account. For complete information about the Computershare IRA Plan, fees and application forms, go to www.computershare.com/investor or call Computershare’s IRA Plan Administrator at 1-800-597-7736.

A participant should consult with a tax advisor concerning all the rules governing contributions and transfers to an IRA and the timing and tax consequences of withdrawals and distributions from an IRA.

22. What if ONEOK issues a stock dividend or declares a stock split? What happens in the event of a rights offering?

Any dividends in Common Stock or split shares of Common Stock distributed by us on shares credited to your account or held by you in the form of stock certificates will be credited to your account. In a rights offering by us, you will receive rights based upon the total number of whole shares registered in your name, including shares held by you in stock certificate form and shares credited in book-entry form to your account.

23. What reports will I receive?

Whenever you purchase, sell or deposit shares through the plan, you will promptly receive from Computershare a statement with the details of the transaction, unless you are participating in the plan through your broker, bank or nominee. All shares you hold or purchase through the plan are recorded in the same account. After each dividend reinvestment or optional investment, you will receive from Computershare a detailed statement showing the amount of the latest dividend reinvested or optional investment, the purchase price per share, the number of shares purchased and the total shares credited to your account. The statement also will show year-to-date account information. You should retain these statements to establish the cost basis of shares of Common Stock purchased under the plan for income tax purposes. You may also obtain information about your account by accessing it through the Investor Centre section of Computershare’s website, www.computershare.com/investor.

In addition, you will receive copies of the same communications sent to all other holders of record of our Common Stock. This includes our annual report to shareholders, quarterly reports to shareholders, the notice of annual meeting and proxy statement. You will also be furnished with Internal Revenue Service information for reporting dividends paid and proceeds derived from any sale of shares credited to your account in the form and manner as the Internal Revenue Service may require. All notices, statements and reports from Computershare to you will be addressed to your latest address of record with Computershare.

In order to insure receipt of plan reports and information, you must promptly notify Computershare of any change of address.

24. Are there costs associated with participation?

All costs for the purchase of shares and administration of the plan will be paid by us with the exception of:

•	Costs associated with automatic investments that may be assessed by your financial institution (as described under Question 10 above).

•	Any costs resulting from your having insufficient funds to effect payment for initial and/or optional cash investments.

•	Those costs associated with your direction to Computershare to sell all or a portion of your shares (as described under Question 19 above).

•	Those costs related to a sale of a fractional share (as described under Questions 18 and 19 above and Question 29 below).

Additionally, ONEOK may require waiver participants to pay reasonable costs associated with purchases made under a waiver.

25. Can I pledge or assign shares credited to my account?

No. Except as described under Question 20 above regarding transfers of shares, Common Stock credited to your account may not be pledged or assigned. If you wish to pledge shares of Common Stock credited to your account, you must request that certificates for those shares be issued in your name as described under Question 18 above.

26. How do I vote shares credited to my account at shareholders’ meetings?

If you participate in the plan, you, as a holder of our Common Stock, will have the same rights as every other holder of our Common Stock. You will be provided with all required documentation to vote whole shares of Common Stock credited to your account. Fractional shares may not be voted. You will receive a proxy card for signing, that provides voting instructions to us, which will indicate the number of whole shares directly credited to your account. A properly signed proxy will be voted according to your instructions.

27. Can the plan be terminated, suspended or modified?

Yes. We reserve the right to terminate, suspend or modify the plan at any time, in whole or in part, in respect to participants in one or more jurisdictions. All affected participants will receive notice of any termination, suspension or modification of the plan.

28. What are the responsibilities of ONEOK and Computershare under the plan?

Neither we nor Computershare (nor any of our agents, representatives, employees, officers, directors or subcontractors) will be liable for any act done in good faith or for any good faith omission to act, including any claim arising out of a failure to cease reinvesting dividends for your account upon your death prior to receipt of notice in writing of such death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or fluctuations in the market value of the Common Stock. You must recognize that neither we nor Computershare can assure a profit or protect against a loss on shares purchased under the plan. The prices of shares purchased and sold under the plan will be determined by market conditions. Participants cannot waive federal securities law liability.

We are authorized to take any actions to carry out the plan as may be consistent with the terms and conditions of the plan. We reserve the right to interpret and regulate the plan as we deem desirable or necessary in connection with the plan’s operations.

THE ESTABLISHMENT AND MAINTENANCE OF THE PLAN DOES NOT CONSTITUTE ASSURANCES WITH RESPECT TO EITHER THE VALUE OF OUR COMMON STOCK, WHETHER OR NOT WE WILL CONTINUE TO PAY DIVIDENDS ON OUR COMMON STOCK OR AT WHAT RATE ANY DIVIDENDS WILL BE PAID.

29. Can my participation in the plan be terminated?

If you do not own at least one whole share registered in your name in stock certificate form or credited in book-entry form to your account, your participation in the plan may be terminated. In that event, you would receive a cash payment for the fractional share remaining in your account based on the then-current market price of Common Stock, less any service fee, any applicable processing fee and any other costs of sale.

30. What law governs the plan?

The plan and its operations are governed by the laws of the State of Oklahoma and federal securities laws, if applicable.

FEDERAL INCOME TAX CONSEQUENCES

The following is believed by us to be an accurate summary of the U. S. federal income tax consequences of participation in the plan as of the date of this prospectus.

        This summary of U. S. federal income tax consequences is for general information, is not legal advice and does not reflect tax consequences of every possible situation that could result from participation in the plan. This summary is based in part on rulings and information published by the Internal Revenue Service. The tax consequences discussed below are subject to change. You should consult your own tax advisor with respect to the tax consequences (including federal, state, local and other tax laws, and U. S. withholding tax laws) to you in light of your own particular circumstances.

Dividend Reinvestment

If shares of ONEOK Common Stock are purchased by Computershare directly from us with reinvested dividends, you must include in gross income a taxable dividend equal to the number of shares purchased with the reinvested dividends multiplied by the fair market value of a share of Common Stock on the applicable Purchase Date. The shares of Common Stock acquired directly from us by dividend reinvestment should have a tax basis for determining gain or loss equal to the fair market value of the shares on the applicable Purchase Date. The tax basis for any shares of Common Stock purchased in open market transactions with reinvested dividends should be equal to the weighted average purchase price of all shares purchased for the applicable Purchase Date. See Question 15. In addition, you will also realize a taxable dividend to the extent of an allocated portion of any processing fees paid by us with respect to shares purchased for your account.

Optional Cash Investments

If you make optional cash investments to purchase shares of our Common Stock under the plan, any discount provided by the plan for such investment will be treated as a distribution taxable to you as a dividend. The taxable amount will be the excess of the fair market value of the shares acquired on the applicable Purchase Date over the purchase price paid by you for the shares purchased.

The amount of any discount provided by the plan on a purchase of shares of Common Stock will be treated and accounted for as a distribution taxable to you as a dividend, irrespective of whether you are participating in dividend reinvestment under the plan. You should consult your own tax advisor to determine the appropriate tax treatment of any optional cash investment to acquire shares of Common Stock under the plan in which a discount is provided to you.

Shares of Common Stock acquired with optional cash investments should have a tax basis equal to the amount paid for the shares. If shares of Common Stock acquired by optional cash investments are purchased at a discount, the tax basis of the shares should be the fair market value of the shares purchased with an optional payment.

If shares of Common Stock are purchased in open market transactions with optional cash investments you make under the plan, you should also realize a taxable dividend to the extent of an allocated portion of processing fees, if any, paid by us with respect to shares purchased.

Withholding

The dividends reinvested and the proceeds of the sale of shares under the plan may be subject to federal backup withholding in certain circumstances. Computershare will furnish necessary forms and instructions concerning the application of backup withholding rules. Any amounts required to be withheld under these rules will be deducted from the dividends reinvested and/or proceeds of any sale of shares, and the remaining amount reinvested or paid.

In the case of foreign participants who are subject to U.S. tax withholding, Computershare will reinvest dividends less the amount of tax required to be withheld, and make other withholdings required by applicable rules. The filing of any documentation required to obtain a reduction in U.S. withholding tax is the responsibility of the participant.

Acquisition and Sale of Shares

You should not realize income merely by receiving a certificate for shares that have been purchased for your account under the plan. If you receive a cash payment for the sale of shares credited to your account, there may be gain or loss measured by the difference between the amount of cash received and your tax basis in the shares sold. Such gain or loss will be a capital gain or loss for federal income tax purposes if the shares are a capital asset in your hands. The holding period for shares of Common Stock purchased under the plan will begin the day after the date the shares are acquired. The holding period can determine the rate of tax on any gain, and treatment of any loss from the sale of shares. If the holding period exceeds one year and Common Stock is held as a capital asset, the rate of tax imposed on any gain will generally be lower than the highest rates applicable to other taxable income. You should consult with your own tax advisor to determine the specific tax consequences of any particular sale of shares to be made.

Tax Information Reporting

The dividends paid to you as a shareholder, and any processing fees paid by us on your behalf, as described above, will be reported on the appropriate IRS forms, which will be mailed to you and the Internal Revenue Service by January 31 following the end of the year of payment. Shares of Common Stock sold through Computershare will be reported on IRS Form 1099-B, which will be mailed to you and the Internal Revenue Service by January 31 following the end of the year of the sale. Form 1099-B will state the amount of the sale proceeds. You and your tax advisor must determine the basis of shares sold and any gain or loss on such a sale.

PLAN OF DISTRIBUTION AND UNDERWRITERS

Pursuant to the plan, we may be requested to approve optional cash investments in excess of the allowable maximum amounts pursuant to requests for waiver on behalf of participants that may be engaged in the securities business. In deciding whether to approve such a request, we will consider relevant factors including, but not limited to, whether the plan is then acquiring newly issued shares of Common Stock or acquiring shares through open market purchases or privately negotiated transactions, our need for additional funds, the attractiveness of obtaining those funds by the sale of Common Stock under the plan in comparison to other sources of funds, the purchase price likely to apply to any sale of Common Stock, the participant submitting the request, including the extent and nature of the participant’s prior participation in the plan and the number of shares of Common Stock held of record by the participant, the aggregate number of requests for waiver that have been submitted by all participants and federal and state securities laws.

Persons who acquire shares of Common Stock through the plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934 and may be considered to be underwriters within the meaning of the Securities Act. We will not extend to any person any rights or privileges other than those to which it would be entitled as a participant, nor will we enter into any agreement with any person regarding their purchase of shares or any resale or distribution of shares. We may, however, approve requests for optional cash investments by them in excess of allowable maximum limitations. If requests are submitted for an aggregate amount in excess of the amount we are willing to accept, we may honor requests in order of receipt, pro rata or by any other method which we determine to be appropriate.

We will be responsible for all fees, commissions or expenses in connection with the plan, except that, if you direct Computershare to sell shares of Common Stock credited to your account, Computershare will deduct from the sales proceeds any applicable service fee (currently $25 per sale transaction for market orders and $15.00 per sale transaction for batch orders), any applicable processing fee (currently $0.05 per share sold) and any other costs of sale. These fees may change at any time without notice to you. You will also be responsible for any fees, commissions and expenses associated with sales of any fractional shares you own.

USE OF PROCEEDS

The plan will raise additional capital for us to the extent that newly-issued shares of Common Stock or treasury shares are purchased from us (rather than acquiring shares in the open market or in privately negotiated transactions). We do not know the number of shares of Common Stock that will ultimately be purchased pursuant to the plan, or the prices at which the shares will be purchased. We currently intend to issue newly-issued or treasury shares to satisfy demand for shares under the plan; therefore, the plan is expected to raise additional capital for us. We intend to use the net proceeds from the sale of newly-issued shares of Common Stock or treasury stock for one or more of the following, depending upon circumstances at the time of such sales: repayment of indebtedness, investments in assets, working capital, and general corporate purposes. Pending those uses, we may temporarily invest the net proceeds in short-term investments consistent with our investment policies.

LEGAL MATTERS

The validity of the securities and all legal matters in connection with the Direct Stock Purchase and Dividend Reinvestment Plan will be passed upon for ONEOK by GableGotwals, Tulsa, Oklahoma.

EXPERTS

The consolidated financial statements of ONEOK, Inc. as of December 31, 2006 and for each of the years in the two-year period ended December 31, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to a change in the method of accounting for defined benefit pension and other postretirement plans, the consolidation of limited partnerships or similar entities when limited partners have certain rights, and stock based compensation expense.

The consolidated financial statements as of December 31, 2007 and for the year ended December 31, 2007 incorporated in this Form S-3 by reference to the Annual Report on Form 10-K for the year ended December 31, 2007, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Plan Administrator:

Computershare Trust Company, N.A.

Shareholder inquiries:

1-866-235-0232 (toll free) or 781-575-4709

Computershare customer service representatives are available from 8:00 a.m. to 5:00 p.m. U.S., Central time, each business day.

You may also contact Computershare by email at web.queries@computershare.com.

IRA Administrator - 1-800-597-7736

New investors requesting plan material: 1-866-235-0232

You may write to Computershare at the following address:

ONEOK, Inc. Direct Stock Purchase and

Dividend Reinvestment Plan

c/o Computershare Trust Company, N.A.

Attn: ONEOK, Inc. Direct Stock Purchase and Dividend Reinvestment Plan

For standard U.S. postal mail:	P.O. Box 43078
Providence, RI 02940-3078

For overnight/express deliveries:	ATTN: Priority Processing
250 Royall Street
Canton, MA 02021

Internet: http:// www.computershare.com/investor

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution (Estimated).

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimated, except the SEC registration fee.

SEC registration fee	$8,618	*
Legal fees and expenses	50,000
Printing and engraving	9,400
Accounting fees and expenses	12,500

	$80,518

*	Actual

Item 15.	Indemnification of Directors and Officers.

ONEOK, Inc. (the “Company”), as an Oklahoma corporation, is empowered by Section 1031 of the Oklahoma General Corporation Act, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which such person is made or threatened to be made a party by reason of his being or having been a director, officer, employee or agent of the Company. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise. Article VIII of the bylaws of the Company provides that directors and officers of the Company shall be indemnified by the Company to the fullest extent permitted by Oklahoma law as now or hereafter enforced, including the advance of related expenses. In addition, indemnification agreements, the form of which has been previously approved by the shareholders of the Company, have been entered into between the Company and each of its directors and executive officers.

The certificate of incorporation of the Company provides that a director of the corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) acts or omissions not in good faith or which would involve intentional misconduct or a knowing violation of law, (iii) payment of unlawful dividends or unlawful stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

Pursuant to Article VIII of the bylaws of the Company, upon authorization and determination (i) by the board of directors (by a majority of a quorum consisting of directors who were not parties to the action, suit, or proceeding involved); (ii) if such a quorum is not obtainable, or even if obtainable and a quorum of disinterested directors so directs, by independent counsel in a written opinion; or (iii) by the shareholders, the Company is obligated to indemnify any person who incurs liability by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a member of any committee or similar body, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. However, in an action by or in the right of the Company, no indemnification will be made if such person shall be adjudged to be liable to the Company, unless such indemnification is allowed by a court of competent jurisdiction.

The indemnification agreements referred to above provide that the Company is obligated to indemnify the specified director or executive officer to the fullest extent permitted by law. The agreements provide that, upon request by a director or executive officer, the Company is obligated to advance expenses for defense of a claim made against the director or executive officer. The obligation of the Company to indemnify the director or executive officer is subject to applicable law and the determination by a “reviewing party” selected by the board of directors that the director or executive officer is entitled to indemnification. In addition, the agreements obligate the Company to indemnify the specified executive officer or director to the extent of the Company’s recoveries under insurance policies regardless of whether the director or executive officer is ultimately determined to be entitled to indemnification. The agreements also provide for partial indemnification if a portion of a claim for indemnification is not allowed by the reviewing party appointed by the board of directors.

The Company provides liability insurance for its directors and officers which provides for coverage against loss from claims made against officers and directors in their capacity as such, including, subject to certain exceptions, liabilities under the federal securities laws.

It is recognized that the above-summarized provisions of the Company’s bylaws, the indemnification agreements and the applicable provisions of the Oklahoma General Corporation Act may be sufficiently broad to indemnify officers, directors and controlling persons of the Company against liabilities arising under such act.

Item 16.	Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, filed May 15, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2008).

4.2†	Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company.

4.3	Amended and Restated Bylaws of the Company, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2008).

4.4	Certificate of Designation for Convertible Preferred Stock of the Company filed November 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467) which was included as Appendix C to the Proxy Statement/Prospectus portion of the Form S-4).

4.5	Certificate of Designation for Series C Participating Preferred Stock of the Company, filed November 26, 1998 (incorporated by reference to “Exhibit A” to Exhibit 1 of the Company’s current report on Form 8-A filed with the SEC on November 28, 1997).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the SEC on November 21, 1997).

4.7	Amended and Restated Rights Agreement dated February 5, 2003 between the Company and UMB Bank, N.A. as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A/A filed with the SEC on February 6, 2003).

5.1†	Opinion of GableGotwals

23.1†	Consent of KPMG LLP

23.2	Consent of GableGotwals (contained in Exhibit 5.1)

23.3†	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on the signature page of this registration statement)

†	Filed herewith.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by such undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on the 21st day of November, 2008.

ONEOK, INC.

By:	/s/ Curt Dinan
Curtis L. Dinan Senior Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Curtis L. Dinan, Caron A. Lawhorn and John R. Barker, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on the 16th day of October, 2008.

Signature	Title

/s/ David L. Kyle David L. Kyle	Director and Chairman of the Board

/s/ James C. Day James C. Day	Director

/s/ Julie H. Edwards Julie H. Edwards	Director

/s/ William L. Ford William L. Ford	Director

/s/ John W. Gibson John W. Gibson	Director and Chief Executive Officer

/s/ Caron A. Lawhorn Caron A. Lawhorn	Senior Vice President and Chief Accounting Officer

/s/ Bert H. Mackie Bert H. Mackie	Director

/s/ Jim W. Mogg Jim W. Mogg	Director

/s/ Pattye L. Moore Pattye L. Moore	Director

/s/ Gary D. Parker Gary D. Parker	Director

/s/ Eduardo A. Rodriguez Eduardo A. Rodriguez	Director

/s/ David J. Tippeconnic David J. Tippeconnic	Director

/s/ Mollie B. Williford Mollie B. Williford	Director

/s/ Curt Dinan Curtis L. Dinan	Senior Vice President – Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company, filed May 15, 2008 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2008).

4.2†	Certificate of Correction to the Amended and Restated Certificate of Incorporation of the Company.

4.3	Amended and Restated Bylaws of the Company, (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated May 19, 2008).

4.4	Certificate of Designation for Convertible Preferred Stock of the Company filed November 26, 1997 (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form S-4, as amended (Commission File No. 333-27467) which was included as Appendix C to the Proxy Statement/Prospectus portion of the Form S-4).

4.5	Certificate of Designation for Series C Participating Preferred Stock of the Company, filed November 26, 1998 (incorporated by reference to “Exhibit A” to Exhibit 1 of the Company’s current report on Form 8-A filed with the SEC on November 28, 1997).

4.6	Form of Common Stock Certificate (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the SEC on November 21, 1997).

4.7	Amended and Restated Rights Agreement dated February 5, 2003 between the Company and UMB Bank, N.A. as Rights Agent (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A/A filed with the SEC on February 6, 2003).

5.1†	Opinion of GableGotwals

23.1†	Consent of KPMG LLP

23.2	Consent of GableGotwals (contained in Exhibit 5.1)

23.3†	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included on the signature page of this registration statement)

†	Filed herewith.

EI-1